EXHIBIT 99.1

Ultra Petroleum Announces Closing of $175.0 Million Incremental Term Loan

HOUSTON, Sept. 29, 2017 (GLOBE NEWSWIRE) -- Ultra Petroleum Corp. (NASDAQ:UPL) (“Ultra” or the “Company”) today announced the closing of its previously announced $175.0 million incremental senior secured term loan offering (the “Incremental Term Loan”). The Incremental Term Loan bears interest at LIBOR plus 300 basis points with a 1% LIBOR floor. Pro forma for the transaction, the Company’s total senior secured term loan outstanding will be $975.0 million. Net proceeds from the Incremental Term Loan will be used to refinance borrowings under the company’s Senior Secured RBL Revolving Credit Facility.

“We are pleased that our incremental term loan offering was met with strong demand. With the proceeds from this transaction, we expect that our liquidity at September 30, 2017 will be approximately $400.0 million,” said Garland R. Shaw, Senior Vice President and Chief Financial Officer.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on NASDAQ and trades under the ticker symbol “UPL”. Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, it can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. Certain risks and uncertainties inherent in the Company’s business as well as risks and uncertainties related to its operational and financial results are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year, its most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where it owns properties, conducts operations, and markets its production, as well as the timing and extent of its success in discovering, developing, producing and estimating oil and gas reserves, weather and government regulation, the availability of oil field services, personnel and equipment. The Company’s SEC filings are available upon written request to Ultra Petroleum Corp. at 400 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060 (Attention: Investor Relations) or on its website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

For further information contact:
Sandi Kraemer
Director, Investor Relations
Phone: 281-582-6613
Email: skraemer@ultrapetroleum.com